FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Series Number	1
Fund	Fidelity New York Municipal Money Market Fund
Trade Date	03/10/2011
Settle Date	04/01/2011
Security Name	NYC 11I-1 3% 8/1/11
CUSIP	64966JDZ6
Price	100.898
Transaction Value	$29,361,318.00
Class Size	400,000,000
% of Offering	7.28%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Citigroup, Inc.
Underwriting Members: (3)	J.P. Morgan
Underwriting Members: (4)	Morgan Stanley
Underwriting Members: (5)	Siebert Brandford Shank & Co., LLC
Underwriting Members: (6)	Barclays Capital
Underwriting Members: (7)	M.R. Beal & Company
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	Jefferies & Company
Underwriting Members: (11)	Loop Capital Markets, LLC
Underwriting Members: (12)	Ramirez & Co., Inc.
Underwriting Members: (13)	Rice Financial Products Company
Underwriting Members: (14)	Roosevelt & Cross Incorporated
Underwriting Members: (15)	Southwest Securities, Inc.
Underwriting Members: (16)	Wells Fargo Bank, National Association
Underwriting Members: (17)	Cabrera Capital Markets, LLC
Underwriting Members: (18)	Jackson Securities
Underwriting Members: (19)	Janney Montgomery Scott LLC
Underwriting Members: (20)	Lebenthal & Co., LLC
Underwriting Members: (21)	MFR Securities, Inc.
Underwriting Members: (22)	Morgan Keegan
Underwriting Members: (22)	Raymond James & Associates, Inc.
Underwriting Members: (22)	RBC Capital Markets
Underwriting Members: (22)	TD Securities